SECURITIES AND EXCHANGE COMMISSION

                             Washington, D. C. 20549



                                    FORM 8-K
                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


                Date of Report (Date of earliest event reported):
                                October 22, 2003

                              BELLSOUTH CORPORATION
             (Exact name of registrant as specified in its charter)


                Georgia                  1-8607              58-1533433
            (State or other           (Commission          (IRS Employer
            jurisdiction of            File Number)        Identification
             incorporation)                                           No.)


Room 15G03, 1155 Peachtree Street, N. E., Atlanta, Georgia    30309-3610
  (Address of principal executive offices)                    (Zip Code)


               Registrant's telephone number, including area code
                                 (404) 249-2000




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Item 12.  Results of Operations and Financial Condition

The information in this report, including the Exhibits described below, shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall they be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference in such filing.

Attached and incorporated herein by reference are:

(i) Exhibit 99-a, which is a copy of a press release of BellSouth Corporation dated October 22, 2003, reporting the company's financial results for the quarter ended September 30, 2003 and

(ii) Exhibit 99-b, which is a document entitled "Investor News" that contains more detailed information about the recently completed quarter.

Non-GAAP Financial Information

To provide clarity, internally and externally, about the most tangible and relevant measures of our financial performance, we supplement the reporting of BellSouth's consolidated financial information under GAAP with certain non-GAAP financial measures, including normalized operating results, operating free cash flow and operating income before deprecation and amortization margin. This information should not be considered in isolation or as a substitute for the consolidated (GAAP) financial information. We believe the presentation of these measures provides useful information to investors for the following specific reasons:


Normalized Results. The presentation of normalized results enables investors to focus on period-over-period operating performance, without the impact of significant non-operational or non-recurring items. Additionally, normalized results include BellSouth's 40 percent share of Cingular Wireless' revenues and expenses. Cingular's results are recognized on the equity method for GAAP purposes. Accordingly, Cingular's results are not included in the revenue, expense or operating income line items in the GAAP presentation. The financial results of Cingular, a joint venture representing our second largest operating segment, are a critical element of BellSouth's overall financial performance. The inclusion of Cingular's revenues and expenses on a proportional basis enables investors to evaluate BellSouth's overall financial performance, including all business segments.

Normalized results are provided to enhance the user's overall understanding of the Company's current financial performance and the Company's prospects for the future. We believe normalized results are an important measure of our recurring operations because it excludes items that may not be indicative of our core operating results, includes items that are core to our operating results not allowed by GAAP (e.g. Cingular's results) and provides a better baseline for modeling future earnings expectations. We believe the inclusion of normalized results provides consistency and comparability in our financial reporting and is provided in order to enable investors to more thoroughly evaluate our current performance compared to past performance.


Finally, normalized measures are among the primary indicators management uses in planning and operating the business. By providing this information to investors supplementally, investors will be able to evaluate the results of the business through the eyes of management and assess the fundamental performance of the business.

Normalized results may exclude (a) events, such as changes in accounting method, that are generally non-recurring in nature and (b) material one-time gains or losses, both of which can

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distort reported operating results. A complete list of
normalizing items, as well as a full reconciliation of normalized results to GAAP reporting, are included in the quarterly financial statements that are attached hereto and are available on the company's Web site, www.bellsouth.com/investor.


Free Cash Flow. We believe free cash flow provides investors a meaningful measure of liquidity of the business. It indicates the level of cash the business is generating from normal operations less capital reinvestment that is required to continue the operations. Investors can utilize this measure to make assessments of the viability of the company and as a base line for valuation of the company. Management monitors operating free cash flow and makes operating decisions based on its level. We define operating free cash flow as operating cash flow less capital expenditures, both of which are taken directly from the statement of cash flows.


Operating Income Before Depreciation and Amortization and Related Margin. Facility-based telecommunications companies require significant recurring capital investments that generate large non-cash expense, making operating income a less meaningful measure of current period business performance and profitability. We use operating income before depreciation and amortization, and the related margin, as a measure of underlying operating performance of the business and to make meaningful comparisons of different operating periods.

In addition to historical information, this document contains forward-looking statements regarding events and financial trends. Factors that could affect future results and could cause actual results to differ materially from those expressed or implied in the forward-looking statements include: (i) a change in economic conditions in domestic or international markets where we operate or have material investments which would affect demand for our services; (ii) currency devaluations and continued economic weakness in certain international markets in which we operate or have material investments; (iii) the intensity of competitive activity and its resulting impact on pricing strategies and new product offerings; (iv) higher than anticipated cash requirements for investments, new business initiatives and acquisitions; (v) unfavorable regulatory actions and (vi) those factors contained in the Company's periodic reports filed with the SEC. The forward-looking information in this document is given as of this date only, and BellSouth assumes no duty to update this information.

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                                    SIGNATURE




Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.




BELLSOUTH CORPORATION


By:   /s/ W. Patrick Shannon
      W. Patrick Shannon
      Vice President - Finance
      October 22, 2003